Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Point Therapeutics Announces Management Change and Additional Information
In Compliance With NASDAQ Rules

BOSTON--(BUSINESS WIRE)—March 26, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today announced that Dr. Margaret Uprichard, Senior Vice President and Chief Development Officer, has resigned from the Company.

Effective immediately, David G. Shand, MD, PhD will provide medical, drug development and regulatory consulting services and expertise to the Company. Dr. Shand has more than 30 years of clinical and regulatory experience, managing the development of some 25 products in several therapeutic areas, resulting in 15 New Drug Applications, of which 10 have been approved. Dr. Shand’s employment experience includes leadership roles at American Home Products (now Wyeth) as SVP of Medical Affairs, at the Janssen Research Foundation, a Johnson & Johnson company as EVP, at The Liposome Company as EVP and CSO, and at Carrington Labs as EVP. Dr. Shand has also served as a consultant to numerous companies, most recently as CEO of Alnis Bioscience. Prior to joining the industry, Dr. Shand had a successful career as a Professor of Medicine and Pharmacology at Vanderbilt and Duke. He has published over 200 papers and abstracts and received his PhD in pharmacology and his medical degree from the University of London.

Point has also retained the services of Waymack Consulting, Inc. which will play a leadership role in the Company’s ongoing clinical development strategy. Paul Waymack, M.D., Sc.D. brings extensive clinical and regulatory experience, including time at the Food and Drug Administration as a medical reviewer, to the Point Therapeutics’ team.

“I am very pleased to have the opportunity to further strengthen our clinical development team with the addition of Dr. Shand and Dr. Waymack,” said Don Kiepert, President and CEO. “We believe they will be able to provide valuable insight and leadership into our ongoing clinical development strategy.”

In addition, Point announced that its financial statements for the fiscal year ended December 31, 2006, as outlined in the Company’s Annual Report on 10-K filed on March 16, 2007, contained a going concern audit opinion. This going concern audit opinion was given because the Company’s ability to continue as a going concern is dependent upon its ability to raise capital through securities offerings, debt financing and partnership agreements to fund ongoing operations. This announcement is made in compliance with NASDAQ Marketplace Rule 4350(b)1(B), which requires that a public announcement be made regarding the receipt of an audit opinion that contains a concern qualification.

About Point Therapeutics, Inc.:
Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in non-small cell lung cancer and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma and in combination with rituximab in advanced chronic lymphocytic leukemia.

Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

2